Exhibit 10.46
October 7, 2003
Christopher Nordquist
3875 17th Street
San Francisco, CA 94114
Re: Employment Terms
Dear Christopher:
On behalf of RedEnvelope (“Company”), I am very pleased to offer you the position of General Counsel on the following terms.
You will report directly to the Chief Executive Officer, and will work in our San Francisco office. The position of General Counsel is exempt from any overtime pay. Your primary duties in this position will be to provide strategic direction and guidance in all legal and regulatory matters for the Company, as well as managing Human Resources, Benefits and Administration. You will also be responsible for any other projects or assignments as directed by the Chief Executive Officer. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company.
You will receive a salary of $9,615.00 on a bi-weekly basis ($250,000.00 annualized), less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll practices.
Commencing the month following your start date and while employed as a full-time employee on the regular payroll of the Company, you will be eligible to participate in the Company’s standard benefits package. You will also be eligible for the Company’s standard PTO and holiday benefits. General information regarding the Company’s current benefit plans is attached. The Company may modify or cancel benefits from time to time as it deems appropriate in its sole discretion.
In addition, after hiring, we will recommend that the Board of Directors of the Company (“Board”) grant you an option to purchase 40,000 shares of the Company’s common stock. The specific characteristics, terms and conditions of the options mentioned above, including the strike price and applicable vesting schedule, will be set forth in the option plan and grant documentation to follow after approval by the Board.
Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing
201 Spear Street Suite 300 San Francisco California 94105 www.RedEnvelope.com

Christopher Nordquist
October 7, 2003

signed by you and the Company’s Chief Executive Officer. If the Company terminates your employment without cause in exchange for you signing a general release of any all claims, the Company will pay you six (6) months severance in the total amount of $124,995.00, less applicable payroll deductions and all required withholdings. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll schedule, during the six calendar months following the termination of your employment.
As used in this agreement, “cause” shall mean material nonperformance or misconduct in the performance of your duties and responsibilities as an employee, following notice and a reasonable opportunity to cure, indictment for a felony or another crime involving fraud or dishonesty, or theft or misappropriation of assets of the Company having more than nominal value. In addition, your resignation following a requirement that you relocate your principal place of work outside of the San Francisco Bay Area shall be treated as an involuntary termination without cause under this letter agreement.”
Your employment with the Company pursuant to this offer is contingent on you signing the Company’s standard employee confidentiality and invention assignment agreement (attached) prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company’s verification of your qualifications, background, experience and references. If employed, you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion.
Prior to your first day of work with the Company, you will have previously returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you and any prior employers.
Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association (“AAA”) in San Francisco, California, under the AAA’s then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing, to the Company’s Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.

Christopher Nordquist Offer

Christopher Nordquist
October 7, 2003

This letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding employment with the Company. The employment terms in this letter may only be modified in a writing signed by both you and the Company’s Chief Executive Officer.
If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me by 5:00 p.m. PST on October 22, 2003. If you accept our offer, we would like you to start with us on October 31, 2003 or as soon thereafter as possible.
Christopher, we are excited for you to join our team and look forward to working with you.
Sincerely,
RedEnvelope, Inc.

By:	/s/ Alison L. May

Title:	Pres & CEO

ACCEPTED AND AGREED:

CHRISTOPHER NORDQUIST

/s/ Christopher Nordquist		10/16/03

Signature		Date
Christopher Nordquist Offer